Auriga Laboratories Announces 145% Increase in Second Quarter Revenue;
Company To Aggressively Expand Sales Force To Support Growing Product Sales

NORCROSS, Ga. — (BUSINESS WIRE) — Auriga Laboratories, Inc. (OTCBB: ARGA), a specialty pharmaceutical company with products for the treatment of acute respiratory diseases and Xerostomia, announced today second quarter results for the period ended September 30, 2006. The Company had revenue of $1,791,000, a 145% increase compared to $730,000 for the three months ended September 30, 2005. Revenue for the six months ended September 30, 2006 was $2,298,000, an increase of 206% compared to the prior year’s comparable period. The Company began operations in April, 2005. The increase in revenue was primarily attributable to higher sales of the Extendryl® line and the acquisition of the Levall® product line.

For the second fiscal quarter ended September 30, 2006, the Company generated gross profit of $1,215,142 compared to gross profit of $213,749 in the year-earlier period, an increase of 468%. Gross profit increased primarily as a result of higher product sales. For the six months ended September 30, 2006, Auriga had gross profit of $1,392,590, an increase of 491% compared to gross profit of $235,368 for the six months ended September 30, 2005.

“Since inception just 18 months ago, we have acquired a strong portfolio of products developed to treat a wide range of acute respiratory diseases and have developed significant distribution relationships,” said Philip S. Pesin, Chief Executive Officer of Auriga Laboratories. “With the encouraging results of the new products in our portfolio, we can now focus on aggressively building our sales force in order to expand sales of our existing Extendryl® line of cough and cold products, promote the newly acquired Levall® product line common cold remedy prescription drug products and develop the distribution rights for the Aquoral™ line, our prescription-only product designed to treat the widespread condition of Xerostomia (or dry mouth). We believe the recently announced distribution agreement with Pharmelle will allow us to rapidly penetrate the urological market with Aquoral™. In addition, we expect our agreement with River’s Edge Pharmaceuticals, LLC, which was appointed the exclusive generic drug distributor of our Extendryl® and Levall® prescription product lines, will bolster sales of these products. We believe each of these products has significant growth potential, based upon their ability to address markets with large unmet medical needs and promising sales results to date with limited marketing.”

The Company’s agreement with River’s Edge also requires it to present Auriga with five single source dermatology pharmaceutical formulations for launch in the 1st quarter of 2007, which are intended to comprise a part of the Company’s product line targeted at the dermatology market.

About Auriga Laboratories™

Auriga Laboratories™ is a specialty pharmaceutical company capitalizing on high-revenue markets and opportunities in the pharmaceutical industry through proactive sales, integrated marketing and advanced in-house drug development capabilities. The Company’s high-growth business model combines acquisition of proven brand names, powerful product development strategies and rapidly-growing national sales teams and marketing operations. Auriga acquires valuable brand portfolios that are no longer a strategic focus for large pharmaceutical companies, then capitalizes on untapped marketplace opportunities through brand extension and directed sales/marketing programs. The Company’s drug-development pipeline leverages novel material science and advanced drug delivery technologies to produce improved formulations of successful brands to further expand markets, sales and clinical indications for proven, successful products. Auriga’s exclusive product portfolio currently includes the Extendryl® and Levall® families of prescription products, indicated for relief of symptoms associated with a range of acute respiratory diseases. Auriga’s product portfolio also consists of Aquoral™ for the treatment of Xerostomia. Auriga plans to become a fully integrated pharmaceutical company by acquiring its own manufacturing and development capabilities. Moving forward, the Company will seek to acquire and/or in-license additional products and technologies to further grow revenues. For more information, please visit: www.aurigalabs.com.

Forward-Looking Statements

The information contained herein includes forward-looking statements. These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, those factors that are disclosed under the heading “Risk Factors” and elsewhere in our documents filed from time to time with the United States Securities and Exchange Commission and other regulatory authorities. Statements regarding our ability to increase its sales force and the success of such sales force in selling our products in light of competitive and other factors, the regulatory status and/or regulatory compliance of our products, our ability to secure additional financing, our ability to sustain market acceptance for our products, our dependence on collaborators, our ability to find and execute strategic transactions, our potential exposure to litigation, our exposure to product liability claims, and our prices, future revenues and income and cash flows and other statements that are not historical facts contain predictions, estimates and other forward-looking statements. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our goals will be achieved and these statements will prove to be accurate. Important factors could cause actual results to differ materially from those included in the forward-looking statements.

Contact:

Auriga Laboratories, Inc.
Philip Pesin, 877-287-4428
investors@aurigalabs.com

or

CEOcast, Inc. for Auriga Laboratories
Josh Reynolds, 212-732-4300
jreynolds@ceocast.com

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